EXHIBIT 11

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                 REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   UNAUDITED
                      (In thousands except per share data)




                                            Nine Months Ended     Three Months Ended
                                              September 30,          September 30,
                                            1994        1993        1994       1993
Primary:

  Earnings:
     Net income                          $ 250,624   $ 221,278   $  91,417  $  77,605
     Less preferred stock dividends         24,691      21,280       9,274      7,060
     Net income applicable to common
       stock                             $ 225,933   $ 199,998   $  82,143  $  70,545

  Shares:
     Average number of common shares
       outstanding                          52,738      52,390      53,018     52,634


  Net income per common share            $    4.28   $    3.82   $    1.55  $    1.34

Fully Diluted:

  Earnings:
     Net income applicable to common
       stock                             $ 225,933   $ 199,998   $  82,143  $  70,545

     Add dividends applicable
       to convertible preferred stock        8,733       8,733       2,911      2,911

     Net income applicable to common
       stock as adjusted                 $ 234,666   $ 208,731   $  85,054  $  73,456

  Shares:
     Average number of common shares
       outstanding                          52,738      52,390      53,018     52,634

     Add shares assumed issued upon
       exercise of stock options               235         294         210        303

     Add shares assumed issued upon
       conversion of preferred stock         3,569       3,569       3,569      3,569

     Average number of common shares
       outstanding as adjusted              56,542      56,253      56,797     56,506

  Net income per common share            $    4.15   $    3.71   $    1.50  $    1.30
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